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                                                                 Exhibit (c)(vi)

                       (Letterhead of Post & Heymann, LLP)


                                December 21, 1999

VIA FACSIMILE
-------------

Mr. Robert Dixon
Sutter Capital Management, LLC
595 Market Street, Suite 2100
San Francisco, California  94105

Dear Mr. Dixon:

         In furtherance of my letter dated December 2, 1999 to Paul Derenthal regarding his November 24, 1999 letter to Winthrop California Investors Limited Partnership (the "Partnership"), please be advised that the Partnership anticipates filing its Annual Report on Form 10-K for the year ended December 31, 1998 (the "10-K") later this week. Please note however, that although certain information has been made available to the Partnership by Crow Winthrop Development Limited Partnership, the pertinent financial information has not been completed and, accordingly, the 10-K to be filed will omit the Partnership's audited financial statements and its Management's Discussion and Analysis of Financial Condition.

         As a result of the pending filing of the 10-K and in response to Mr. Derenthal's November 24, 1999 letter, please be advised that pursuant to Rule 14d-5(a)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Partnership elects under Rule 14d-5(a)(3) of the Exchange Act to comply with the requirements of Rule 14d-5(b) of the Exchange Act and mail Sutter/Jamoboree Acquisition Fund, LLC's tender documents. Accordingly, you should deliver 1,670 sets of your tender materials, together with a check in the amount of $4,175.00 to:

            Global Financial Press
            75 Ninth Avenue
            New York, New York   10011
            Attn: Mr. Jack Simunek
            (212) 414-7300

         Furthermore, as you have elected to have the Partnership mail any amendments to your tender materials, please be advised that any such amendments should be delivered to Global Financial Press as well for mailing. The cost of such amendments will depend on the number of pages of the amendment. Accordingly, at such time as an amendment is to be mailed, we will provide you with the costs associated with such mailing.

         Furthermore, please be advised that the Partnership will not consent to any transfer of limited partnership interests, other than transfers by operation of law, until limited partners have received the 1998 audited financial statements of the Partnership.



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Mr. Robert Dixon
December 21, 1999
Page 2


         Please call to coordinate the delivery and mailing of your tender materials.

                                    Sincerely,



                                    David J. Heymann

DJH/db
Encl.

cc:  Paul Derenthal, Esq.
     Mr. Peter Braverman